ROSS MILLER
Secretary of State	Filed in the office of	Document Number
204 North Carson Street, Ste 1		20070555937-33
Carson City, Nevada 89701-4299 (775) 634 5708	Ross Miller Secretary of State	Filing Date and Time 08/14/2007 11:34 AM
Website: secretaryofstate.biz	State of Nevada	Entity Number
C3048-1974

Certificate of Correction

(PURSUANT TO NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88A, 89 AND 92A)

USE BLACK INK ONLY - DO NOT HIGHLIGHT	ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Correction
(Pursuant to NRS 78, 78A, 80, 81, 82, 84, 86, 87, 88, 88A, 89 and 92A)

1. The name of the entity for which correction is being made:

A Power Agro Agriculture Development, Inc. (formerly “Volcanic Gold, Inc.”)

2. Description of the original document for which correction is being made:

Attachment to the Certificate of Amendment to the Articles of Incorporation For Nevada Profit Corporations

3. Filing date of the original document for which correction is being made: August 9, 2007

4. Description of the inaccuracy or defect.

The attachment incorrectly states the conversion ratio for each share of common stock. In this regard, the fourth paragraph of the attachment states “Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Nevada (the “Effective Time”), each share of the Corporation’s common stock, $0.001 per value per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into 0.02 of a share of common stock, $0.001 per value per share, of the Corporation (the “New Common Stock”),” Any additional references to 0.02 are also incorrect.

5. Correction of the inaccuracy or defect.

The correct conversion ratio for each share of common stock should be 1-71. As such, the fourth paragraph of the attachment should read in its entirety, “Upon this Certificate of Amendment to the Certificate of Incorporation becoming effective pursuant to the General Corporation Law of the State of Nevada (the “Effective Time”), every 71 shares of the Corporation’s common stock, $0.001 per value per share (the “Old Common Stock”) issued and outstanding immediately prior to the Effective Time will be automatically reclassified as and converted into 1 share of common stock, $0.001 per value per share, of the Corporation (the “New Common Stock”).”

6. Signature:

Chief Executive Officer
/s/ Joseph Meuse	Joseph Meuse	August 14, 2007
Authorized Signature	Title	Date

“If entity is a Corporation, it must be signed by an Officer if stock has been issued, OR an Incorporator or Director if stock has not been issued; a Limited -Liability Company, by a manager or managing members; a Limited Partnership or Limited-Liability Limited Partnership, by a General Partner; a Limited-Liability Partnership, by a Managing Partner; a Business Trust, by a Trustee.

IMPORTANT: Failure to include any of the above information and submit the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.	[ILLEGIBLE]